SEC FILE NO. 70-7926










                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549







                             CERTIFICATE PURSUANT TO

                                     RULE 24

                            OF PARTIAL COMPLETION OF

                                  TRANSACTIONS












                                    GPU, INC.
                      JERSEY CENTRAL POWER & LIGHT COMPANY
                           METROPOLITAN EDISON COMPANY
                          PENNSYLVANIA ELECTRIC COMPANY

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



-------------------------------------
                  In the Matter of  :
                                    :
GPU, Inc.                           :
Jersey Central Power & Light Company: Certificate Pursuant
Metropolitan Edison Company         : To Rule 24 of Partial
Pennsylvania Electric Company       : Completion of Transactions
                                    :
                                    :
               File No. 70-7926     :
                                    :
(Public Utility Holding Company     :
                   Act of 1935)     :
------------------------------------:


To the Members of the Securities and Exchange Commission:

         The undersigned, GPU, Inc. (formerly known as General Public Utilities Corporation) ("GPU"), Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"), collectively referred to as the "GPU Companies", do hereby certify pursuant to Rule 24 of the General Rules and Regulations under the Public Utility Holding Company Act of 1935, that certain of the transactions proposed in the Declaration, as amended, filed in SEC File No. 70-7926, have been carried out in accordance with the terms and conditions of, and for the purposes requested in, said Declaration and pursuant to the Commission's Order, dated March 18, 1992, and Supplemental Orders, dated October 26, 1994, and July 17, 1996, with respect to said Declaration, as follows:
                                       -2-

         1. During the period April 1, 1998 through June 30, 1998, the GPU Companies issued no promissory notes representing borrowings under the Amended and Restated Credit Agreement, dated as of July 3, 1996, as amended including by Amendment No. 1 dated as of March 31, 1997, and Amendment No. 2 dated as of May 15, 1998, among the GPU Companies; the banks named therein, and The Chase Manhattan Bank, N.A., as Administrative Agent, Citibank Securities, Inc., as Syndication Agent, and Citicorp Securities, Inc. and Chase Securities, Inc., as Arrangers, and no such borrowings were outstanding thereunder at such date.
         2. At the close of business on March 31, 1998, JCP&L, Met-Ed and Penelec had outstanding unsecured short-term promissory notes issued as commercial paper as follows:
                  Company                                           Amount
                  -------                                           ------
                  JCP&L                                            $   0
                  Met-Ed                                               0
                  Penelec                                              0

         3. During the period April 1,1998 through June 30, 1998, JCP&L, Met-Ed, and Penelec issued and sold (and paid at maturity where such commercial paper matured on or before June 30, 1998) unsecured short-term promissory notes as commercial paper as follows:

JCP&L
-----

Date of Issuance            Maturity Date                    Amount
----------------            -------------                    ------
    04/02/98                   04/07/98                   $12,000,000
    04/03/98                   04/06/98                    15,100,000
    04/06/98                   04/08/98                    10,800,000
    04/08/98                   04/09/98                     8,500,000
    04/09/98                   04/10/98                     1,500,000
    04/15/98                   04/20/98                    17,400,000
    04/20/98                   04/21/98                    22,000,000

Date of Issuance              Maturity Date                 Amount
----------------              -------------                 ------
    04/20/98                    04/23/98                 $22,100,000
    04/22/98                    04/23/98                   5,700,000
    04/23/98                    04/24/98                  21,100,000
    04/24/98                    04/27/98                  15,000,000
    04/27/98                    04/28/98                  11,900,000
    04/30/98                    05/07/98                   8,400,000
    05/01/98                    05/04/98                  34,800,000
    05/01/98                    05/08/98                  10,000,000
    05/04/98                    05/05/98                  30,000,000
    05/04/98                    05/11/98                  13,400,000
    05/19/98                    05/20/98                   9,700,000
    05/20/98                    05/21/98                   9,300,000
    05/21/98                    05/28/98                  23,800,000
    06/01/98                    06/08/98                  15,000,000
    06/01/98                    06/15/98                  19,500,000
    06/03/98                    06/17/98                  11,300,000
    06/08/98                    06/12/98                   9,500,000
    06/10/98                    06/16/98                  13,100,000
    06/11/98                    06/18/98                   9,400,000
    06/12/98                    06/26/98                  13,500,000
    06/18/98                    06/25/98                   3,600,000
    06/19/98                    06/23/98                  10,000,000
    06/19/98                    06/26/98                  10,100,000
    06/22/98                    06/29/98                  20,100,000
    06/23/98                    06/30/98                  17,200,000
    06/30/98                    07/14/98                  20,700,000
    06/30/98                    07/13/98                  20,000,000

Met-Ed
Date of Issuance         Maturity Date              Amount
----------------         -------------              ------
    04/07/98                04/13/98              $10,000,000
    04/07/98                04/20/98               14,000,000
    04/09/98                04/13/98                2,700,000
    04/17/98                04/24/98               11,400,000
    04/20/98                05/04/98               13,000,000
    04/21/98                05/05/98                6,200,000
    04/23/98                05/07/98               14,400,000
    04/27/98                05/11/98               11,900,000
    04/29/98                04/30/98                7,800,000
    04/30/98                05/14/98                5,800,000
    04/30/98                05/08/98               20,800,000
    05/04/98                05/18/98               10,000,000
    05/07/98                05/14/98               13,900,000
    05/08/98                05/22/98               16,700,000
    05/11/98                05/26/98                9,300,000
    05/12/98                05/19/98                8,700,000

------
Date of Issuance        Maturity Date                Amount
----------------        -------------                ------
    05/13/98               05/20/98             $  10,600,000
    05/15/98               05/21/98                10,200,000
    05/18/98               05/26/98                 7,000,000
    05/19/98               05/28/98                 9,700,000
    05/20/98               05/29/98                13,400,000
    05/21/98               05/22/98                10,100,000
    05/26/98               06/09/98                12,900,000
    05/28/98               06/12/98                 9,400,000
    05/29/98               06/01/98                 6,000,000
    05/29/98               06/01/98                 7,700,000
    06/01/98               06/08/98                13,300,000
    06/02/98               06/09/98                 6,200,000
    06/03/98               06/10/98                20,300,000
    06/04/98               06/05/98                 1,000,000
    06/08/98               06/12/98                 9,400,000
    06/11/98               06/18/98                20,300,000
    06/12/98               06/19/98                19,800,000
    06/15/98               06/22/98                19,300,000
    06/16/98               06/22/98                 3,000,000
    06/16/98               06/23/98                 5,000,000
    06/16/98               06/23/98                 3,500,000
    06/18/98               06/25/98                18,400,000
    06/19/98               06/26/98                22,300,000
    06/22/98               06/29/98                16,400,000
    06/25/98               06/26/98                18,200,000
    06/29/98               07/13/98                23,100,000
    06/30/98               07/14/98                12,700,000
    06/30/98               07/01/98                10,000,000


Penelec
-------
Date of Issuance        Maturity Date                Amount
----------------        -------------                ------
    04/01/98              04/02/98               $10,400,000
    04/07/98              04/17/98                 5,100,000
    04/07/98              04/20/98                15,400,000
    04/14/98              04/21/98                10,600,000
    04/15/98              04/28/98                13,000,000
    04/15/98              04/29/98                14,100,000
    04/15/98              05/28/98                 2,000,000
    04/17/98              05/08/98                12,900,000
    04/20/98              05/04/98                 8,900,000
    04/21/98              05/05/98                 9,300,000
    04/23/98              05/07/98                 9,600,000
    04/24/98              05/08/98                20,000,000
    04/27/98              05/11/98                10,200,000
    04/29/98              04/30/98                12,100,000
    05/04/98              05/05/98                 3,700,000
    05/05/98              05/19/98                12,000,000
    05/07/98              05/14/98                 7,200,000
    05/08/98              05/18/98                16,100,000
    05/08/98              05/22/98                15,000,000

-------
Date of Issuance         Maturity Date             Amount
----------------         -------------             ------

    05/14/98               05/21/98             $14,700,000
    05/18/98               05/28/98              11,500,000
    05/19/98               06/02/98              10,700,000
    05/20/98               06/01/98               7,700,000
    05/21/98               05/28/98              14,100,000
    05/27/98               06/03/98              22,600,000
    05/27/98               06/03/98               5,000,000
    05/28/98               06/11/98              15,500,000
    05/28/98               06/12/98              15,400,000
    05/29/98               06/01/98               1,600,000
    06/01/98               06/08/98              13,200,000
    06/02/98               06/04/98               8,100,000
    06/03/98               06/10/98              28,600,000
    06/04/98               06/18/98               5,900,000
    06/05/98               06/08/98              13,200,000
    06/08/98               06/11/98              11,000,000
    06/08/98               06/12/98              11,900,000
    06/11/98               06/15/98              13,200,000
    06/11/98               06/18/98              13,000,000
    06/12/98               06/19/98              26,800,000
    06/15/98               06/22/98              19,300,000
    06/16/98               06/23/98              25,700,000
    06/18/98               06/25/98              15,500,000
    06/19/98               06/26/98              32,400,000
    06/22/98               06/29/98              14,600,000
    06/29/98               07/13/98              31,300,000
    06/30/98               07/06/98              22,000,000


         To summarize the above transactions, at June 30, 1998, JCP&L, Met-Ed and Penelec had outstanding unsecured short-term promissory notes issued as commercial paper as follows:

                  Company                                         Amount
                  -------                                         ------

                  JCP&L                                       $ 40,700,000
                  Met-Ed                                        45,800,000
                  Penelec                                       53,300,000

         4. At the close of business on March 31, 1998, the GPU Companies had outstanding unsecured short-term promissory notes representing bank borrowings under informal bank lines, as follows:
                                       -6-

                  Company                                         Amount
                  -------                                         ------

                  GPU                                         $102,300,000
                  JCP&L                                                  0
                  Met-Ed                                        89,400,000
                  Penelec                                      116,000,000

         During the period April 1, 1998 through June 30, 1998, the GPU Companies issued unsecured promissory notes representing bank borrowings under informal bank lines of credit as follows:
GPU
---

Issue
Date            Bank                            Amount              Maturity
----            ----                            ------              --------

04/06/98 PNC Bank                             $25,600,000           04/13/98
04/07/98 Banca Popolare Di Milano              12,600,000           04/16/98
04/07/98 Banca Popolare Di Milano              10,000,000           04/14/98
04/08/98 Morgan Guaranty Trust                 19,100,000           04/22/98
04/09/98 Banca Popolare Di Milano               6,700,000           04/23/98
04/09/98 Sumitomo Bank                         12,300,000           04/23/98
04/10/98 First Union National Bank             15,700,000           04/17/98
04/13/98 PNC Bank                              12,700,000           04/20/98
04/13/98 PNC Bank                              13,000,000           04/27/98
04/14/98 Summit Bank                           10,000,000           04/21/98
04/16/98 Sumitomo Bank                         12,600,000           04/30/98
04/17/98 Banca Popolare Di Milano              15,800,000           04/24/98
04/20/98 First Union National Bank             12,800,000           05/04/98
04/21/98 Summit Bank                            9,900,000           05/05/98
04/22/98 Morgan Guaranty Trust                 19,200,000           05/06/98
04/23/98 Chase Manhattan Bank                  19,000,000           05/07/98
04/24/98 Banca Popolare Di Milano              15,900,000           05/01/98
04/27/98 Banca Popolare Di Milano              13,000,000           04/28/98
04/28/98 First Union National Bank             13,000,000           04/29/98
04/29/98 Banca Popolare Di Milano              12,900,000           05/13/98
04/30/98 First Union National Bank             12,700,000           05/14/98
05/01/98 Sumitomo Bank                         15,900,000           05/08/98
05/04/98 Banca Popolare Di Milano              12,900,000           05/11/98
05/05/98 Summit Bank                            9,900,000           05/12/98
05/06/98 Morgan Guaranty Trust                 19,200,000           05/20/98
05/07/98 Chase Manhattan Bank                  19,200,000           05/21/98
05/08/98 Sumitomo Bank                         15,900,000           05/22/98
05/11/98 Banca Popolare Di Milano              13,000,000           05/18/98
05/12/98 Fuji Bank                              9,900,000           05/19/98
05/13/98 Banca Popolare Di Milano               3,900,000           05/14/98
05/13/98 Sumitomo Bank                          9,100,000           05/19/98
05/14/98 Banca Popolare Di Milano              16,600,000           05/15/98

---

Issue
Date      Bank                                Amount                   Maturity
----      ----                                ------                   --------

05/15/98 Summit Bank                        $16,900,000                05/29/98
05/18/98 Banca Popolare Di Milano            11,100,000                05/26/98
05/18/98 First Union National Bank            2,000,000                05/19/98
05/19/98 Banca Popolare Di Milano            11,900,000                05/26/98
05/19/98 Sumitomo Bank                        9,100,000                05/20/98
05/20/98 Banca Popolare Di Milano             7,000,000                06/01/98
05/20/98 Bank of New York                    12,200,000                05/21/98
05/20/98 Sumitomo Bank                        9,100,000                05/28/98
05/21/98 Chase Manhattan Bank                20,000,000                06/04/98
05/21/98 First Union National Bank           11,500,000                05/22/98
05/22/98 Chase Manhattan Bank                13,700,000                06/02/98
05/22/98 Morgan Guaranty Trust               13,700,000                06/05/98
05/26/98 First Union National Bank           15,000,000                06/09/98
05/26/98 First Union National Bank            8,000,000                05/27/98
05/27/98 Banca Popolare Di Milano            14,100,000                06/03/98
05/27/98 Sumitomo Bank                        9,800,000                05/28/98
05/28/98 First Union National Bank           11,000,000                06/12/98
05/28/98 First Union National Bank            7,900,000                06/11/98
05/29/98 First Union National Bank           15,600,000                06/08/98
06/01/98 Summit Bank                         15,000,000                06/10/98
06/02/98 Sumitomo Bank                       13,700,000                06/16/98
06/03/98 Banca Popolare Di Milano             7,100,000                06/11/98
06/03/98 Banca Popolare Di Milano             7,000,000                06/12/98
06/04/98 Banca Popolare Di Milano            15,900,000                06/18/98
06/04/98 First Union National Bank            4,200,000                06/05/98
06/05/98 Chase Manhattan Bank                18,000,000                06/19/98
06/08/98 First Union National Bank           16,000,000                06/15/98
06/09/98 Morgan Guaranty Trust               14,700,000                06/16/98
06/10/98 PNC Bank                             3,700,000                06/17/98
06/10/98 Sumitomo Bank                       11,300,000                06/17/98
06/11/98 Summit Bank                         15,100,000                06/25/98
06/12/98 Banca Popolare Di Milano            14,100,000                06/26/98
06/12/98 Summit Bank                          4,000,000                06/26/98
06/15/98 Credit Agricole                     17,100,000                06/22/98
06/16/98 First Union National Bank           14,800,000                06/24/98
06/16/98 Sumitomo Bank                       13,700,000                06/23/98
06/17/98 Morgan Guaranty Trust               13,800,000                06/29/98
06/18/98 Banca Popolare Di Milano            12,000,000                07/02/98
06/18/98 Sumitomo Bank                        4,000,000                06/23/98
06/19/98 Chase Manhattan Bank                18,200,000                07/02/98
06/22/98 First Union National Bank            9,800,000                07/06/98
06/22/98 Sumitomo Bank                        7,300,000                07/06/98
06/23/98 Chase Manhattan Bank                17,700,000                06/30/98
06/24/98 First Union National Bank           14,900,000                07/08/98
06/25/98 Merchants of Bangor                    100,000                07/02/98
06/25/98 PNC Bank                            15,000,000                07/09/98
06/26/98 Merchants of Bangor                    500,000                07/02/98
06/26/98 Sumitomo Bank                       17,700,000                06/29/98

----

Issue
Date            Bank                          Amount                   Maturity
----            ----                          ------                   --------

06/29/98 Bank of Pennsylvania               $ 2,400,000                07/07/98
06/29/98 Fuji Bank                            3,300,000                06/30/98
06/29/98 PNC Bank                            25,800,000                07/07/98
06/30/98 PNC Bank                            21,000,000                07/10/98


JCP&L
Issue
Date            Bank                         Amount                   Maturity
----            ----                         ------                   --------
04/01/98 Sumitomo Bank                     $23,000,000                04/02/98
04/02/98 Bank of New York                   12,100,000                04/03/98
04/15/98 Chase Manhattan Bank               20,000,000                04/16/98
04/16/98 Banca Popolare Di Milano           10,200,000                04/17/98
04/17/98 Bank of New York                    7,700,000                04/20/98
04/21/98 Bank of New York                   12,500,000                04/22/98
04/28/98 Chase Manhattan Bank                7,000,000                04/29/98
04/29/98 First Union National Bank           1,500,000                04/30/98
05/05/98 Bank of New York                   21,800,000                05/06/98
05/06/98 Morgan Guaranty Trust              20,300,000                05/13/98
05/07/98 Banca Popolare Di Milano            2,800,000                05/08/98
05/08/98 Citibank, N.A.                      7,800,000                05/14/98
05/11/98 First Union National Bank           7,500,000                05/12/98
05/13/98 Chase Manhattan Bank               20,700,000                05/14/98
05/14/98 Chase Manhattan Bank               21,300,000                05/21/98
05/15/98 Chase Manhattan Bank               14,400,000                05/26/98
05/15/98 Chase Manhattan Bank               14,700,000                05/22/98
05/15/98 Chase Manhattan Bank               14,700,000                05/28/98
05/15/98 First Union National Bank          26,000,000                05/18/98
05/18/98 Banca Popolare Di Milano           18,800,000                05/19/98
05/20/98 Morgan Guaranty Trust              10,000,000                05/29/98
05/20/98 Morgan Guaranty Trust              10,000,000                06/01/98
05/22/98 Morgan Guaranty Trust               6,600,000                06/05/98
05/26/98 Morgan Guaranty Trust              13,400,000                06/09/98
05/27/98 Banca Popolare Di Milano            8,900,000                06/03/98
05/28/98 Chase Manhattan Bank               16,300,000                06/10/98
05/28/98 Citibank, N.A.                     15,000,000                06/11/98
05/28/98 First Union National Bank           2,300,000                06/04/98
05/29/98 Sumitomo Bank                      11,900,000                06/02/98
06/02/98 Sumitomo Bank                         700,000                06/03/98
06/04/98 Chase Manhattan Bank                5,900,000                06/05/98
06/05/98 Morgan Guaranty Trust               7,900,000                06/12/98
06/09/98 Morgan Guaranty Trust               5,200,000                06/16/98
06/15/98 Chase Manhattan Bank               20,000,000                06/19/98
06/15/98 Citibank, N.A.                     15,000,000                06/22/98
06/15/98 First Union National Bank           6,500,000                06/24/98
06/15/98 Mellon Bank                         5,500,000                06/16/98
06/15/98 Morgan Guaranty Trust              24,800,000                06/24/98
06/16/98 Chase Manhattan Trust              14,400,000                06/23/98
06/17/98 Morgan Guaranty Trust              11,200,000                06/25/98

-----
Issue
Date            Bank                          Amount                   Maturity
----            ----                          ------                   --------

06/24/98 First Union National Bank          $ 6,400,000                07/08/98
06/24/98 Morgan Guaranty Trust               23,100,000                07/10/98
06/25/98 Bank of New York                    20,000,000                06/26/98
06/25/98 Bank of Pennsylvania                12,600,000                07/06/98
06/25/98 Chase Manhattan Bank                26,600,000                07/09/98
06/25/98 CIBC    20,000,000                 07/01/98
06/25/98 Union Bank of Switzerland           10,000,000                07/02/98
06/26/98 Chase Manhattan Bank                26,600,000                06/30/98
06/26/98 Chase Manhattan Bank                 1,800,000                07/13/98
06/26/98 Citibank, N.A.                      10,300,000                07/01/98
06/29/98 Citibank, N.A.                       4,700,000                07/07/98
06/29/98 Union Bank of Switzerland           10,900,000                07/07/98


Met-Ed
------
Issue
Date            Bank                          Amount                   Maturity
----            ----                          ------                   --------

04/01/98 Chase Manhattan Bank               $ 9,500,000                04/08/98
04/02/98 Sumitomo Bank                       12,700,000                04/16/98
04/03/98 Banca Popolare Di Milano             2,700,000                04/06/98
04/06/98 Chase Manhattan Bank                 5,700,000                04/13/98
04/08/98 Morgan Guaranty Trust                7,200,000                04/22/98
04/09/98 Chase Manhattan Bank                14,300,000                04/23/98
04/10/98 Citibank, N.A.                      12,100,000                04/17/98
04/13/98 Morgan Guaranty Trust               13,600,000                04/27/98
04/14/98 Summit Bank                          7,400,000                04/21/98
04/15/98 Banca Popolare Di Milano             7,000,000                04/22/98
04/16/98 Morgan Guaranty Trust               12,000,000                04/28/98
04/20/98 First Union Bank                       900,000                04/21/98
04/22/98 Morgan Guaranty Trust               13,400,000                05/06/98
04/24/98 Sumitomo Bank                        9,400,000                04/29/98
04/28/98 Chase Manhattan Bank                11,400,000                05/12/98
05/05/98 Banca Popolare Di Milano             3,400,000                05/06/98
05/06/98 Morgan Guaranty Trust               16,600,000                05/13/98
05/13/98 Banca Popolare Di Milano             5,400,000                05/14/98
05/14/98 Chase Manhattan Bank                25,700,000                05/15/98
05/22/98 Morgan Guaranty Trust               23,700,000                06/05/98
05/27/98 Chase Manhattan Bank                20,000,000                06/03/98
06/05/98 Morgan Guaranty Trust               21,300,000                06/11/98
06/09/98 Morgan Guaranty Trust               16,100,000                06/16/98
06/10/98 Morgan Guaranty Trust               18,500,000                06/17/98
06/15/98 First Union Bank                     9,500,000                06/16/98
06/17/98 Morgan Guaranty Trust               18,500,000                06/24/98
06/23/98 Banca Popolare Di Milano             3,900,000                07/07/98
06/23/98 Chase Manhattan Bank                 5,700,000                06/30/98
06/24/98 Morgan Guaranty Trust                5,000,000                07/10/98
06/24/98 PNC Bank                             9,200,000                07/08/98
06/26/98 Banca Popolare Di Milano             8,300,000                07/06/98
06/26/98 PNC Bank                            25,800,000                06/29/98

------
Issue
Date            Bank                        Amount                   Maturity
----            ----                        ------                   --------

06/26/98 Summit Bank                        4,700,000                07/09/98
06/29/98 Sumitomo Bank                     17,700,000                06/30/98


Penelec
-------
Issue
Date            Bank                        Amount                   Maturity
----            ----                        ------                   --------

04/02/98 Sumitomo Bank                    $12,300,000                04/03/98
04/03/98 Morgan Guaranty Trust              8,800,000                04/17/98
04/06/98 Morgan Guaranty Trust             17,700,000                04/13/98
04/08/98 Morgan Guaranty Trust             12,600,000                04/22/98
04/09/98 Morgan Guaranty Trust             14,800,000                04/16/98
04/10/98 Mellon Bank                       19,700,000                04/24/98
04/13/98 Chase Manhattan Bank              12,800,000                04/27/98
04/16/98 Morgan Guaranty Trust             12,100,000                04/23/98
04/20/98 First Union Bank                     500,000                04/21/98
04/22/98 Morgan Guaranty Trust             11,900,000                05/06/98
04/27/98 Mellon Bank                        4,000,000                04/28/98
04/28/98 Chase Manhattan Bank              16,400,000                05/12/98
04/30/98 Morgan Guaranty Trust              9,800,000                05/14/98
05/01/98 Morgan Guaranty Trust             15,400,000                05/15/98
05/06/98 Morgan Guaranty Trust              9,300,000                05/20/98
05/11/98 Citibank, N.A.                     5,800,000                05/26/98
05/12/98 Chase Manhattan Bank              15,100,000                05/13/98
05/13/98 Morgan Guaranty Trust             14,100,000                05/27/98
05/15/98 Morgan Guaranty Trust             16,500,000                05/26/98
05/22/98 Morgan Guaranty Trust             15,300,000                06/05/98
05/26/98 Morgan Guaranty Trust             17,400,000                06/09/98
06/09/98 Morgan Guaranty Trust             14,700,000                06/16/98
06/10/98 Morgan Guaranty Trust             25,700,000                06/17/98
06/15/98 First Union Bank                  10,000,000                06/16/98
06/17/98 Morgan Guaranty Trust             23,100,000                06/24/98
06/23/98 First Union Bank                  20,200,000                07/02/98
06/23/98 First Union Bank                   4,700,000                07/02/98
06/24/98 Morgan Guaranty Trust             20,800,000                07/10/98
06/25/98 Summit Bank                       15,300,000                06/30/98
06/26/98 Banca Popolare Di Milano           5,800,000                07/09/98
06/26/98 Fuji Bank                         20,000,000                06/29/98
06/26/98 Union Bank of Switzerland          1,900,000                06/29/98
06/29/98 Union Bank of Switzerland          4,100,000                07/13/98



                Each such unsecured promissory note bears interest at a rate (after giving effect to any fees of compensating balance requirements) not exceeding 125% of the greater of (A) the lending
                                      -11-
bank's prime rate for commercial borrowings in effect from time to time, and (B) the Federal Funds Rate plus 1/2/of 1%, as in effect at the date of borrowing.

                During the period of April 1, 1998 through June 30, 1998, the Companies repaid unsecured promissory notes issued to banks, as follows:

GPU
---

Date              Bank                                      Amount
----              ----                                      ------
04/06/98          Merchants of Bangor                    $   300,0000
4/06/98           PNC Bank                                25,800,0000
4/07/98           First Union National Bank               22,500,0000
4/08/98           Credit Agricole                          19,100,000
04/09/98          Banca Popolare Di Milano                  6,700,000
04/09/98          Chase Manhattan Bank                     12,200,000
04/10/98          First Union National Bank                15,700,000
04/13/98          PNC Bank                                 25,600,000
04/14/98          Banca Popolare Di Milano                 10,000,000
04/16/98          Banca Popolare Di Milano                 12,600,000
04/17/98          First Union National Bank                15,700,000
04/20/98          PNC Bank                                 12,700,000
04/21/98          Summit Bank                             10,000,0000
4/22/98           Morgan Guaranty Trust                    19,100,000
4/23/98           Banca Popolare Di Milano                  6,700,000
04/23/98          Sumitomo Bank                            12,300,000
04/24/98          Banca Popolare Di Milano                 15,800,000
04/27/98          PNC Bank                                 13,000,000
04/28/98          Banca Popolare Di Milano                 13,000,000
04/29/98          First Union National Bank                13,000,000
04/30/98          Sumitomo Bank                            12,600,000
05/01/98          Banca Popolare Di Milano                 15,900,000
05/04/98          First Union National Bank                12,800,000
05/05/98          Summit Bank                               9,900,000
05/06/98          Morgan Guaranty Trust                    19,200,000
05/07/98          Chase Manhattan Bank                     19,000,000
05/08/98          Sumitomo Bank                            15,900,000
05/11/98          Banca Popolare Di Milano                 12,900,000
05/12/98          Summit Bank                               9,900,000
05/13/98          Banca Popolare Di Milano                 12,900,000
05/14/98          Banca Popolare Di Milano                  3,900,000
05/14/98          First Union National Bank                12,700,000
05/15/98          Banca Popolare Di Milano                 16,600,000
05/18/98          Banca Popolare Di Milano                 13,000,000

Date              Bank                                              Amount
---------         ----                                              ------
05/19/98          First Union National Bank                       $ 2,000,000
05/19/98          Fuji Bank                                         9,900,000
05/19/98          Sumitomo Bank                                     9,100,000
05/20/98          Morgan Guaranty Trust                            19,200,000
05/20/98          Sumitomo Bank                                     9,100,000
05/21/98          Bank of New York                                 12,200,000
05/21/98          Chase Manhattan Bank                             19,200,000
05/22/98          First Union National Bank                        11,500,000
05/22/98          Sumitomo Bank                                    15,900,000
05/26/98          Banca Popolare Di Milano                         11,900,000
05/26/98          Banca Popolare Di Milano                         11,100,000
05/27/98          First Union National Bank                         8,000,000
05/28/98          Sumitomo Bank                                     9,800,000
05/28/98          Sumitomo Bank                                     9,100,000
05/29/98          Summit Bank                                      16,900,000
06/01/98          Banca Popolare Di Milano                          7,000,000
06/02/98          Chase Manhattan Bank                             13,700,000
06/03/98          Banca Popolare Di Milano                         14,100,000
06/04/98          Chase Manhattan Bank                             20,000,000
06/05/98          First Union National Bank                         4,200,000
06/05/98          Morgan Guaranty Trust                            13,700,000
06/08/98          First Union National Bank                        15,600,000
06/09/98          First Union National Bank                        15,000,000
06/10/98          Summit Bank                                      15,000,000
06/11/98          Banca Popolare Di Milano                          7,100,000
06/11/98          First Union National Bank                         7,900,000
06/12/98          Banca Popolare Di Milano                          7,000,000
06/12/98          First Union National Bank                        11,000,000
06/15/98          First Union National Bank                        16,000,000
06/16/98          Morgan Guaranty Trust                            14,700,000
06/16/98          Sumitomo Bank                                    13,700,000
06/17/98          PNC Bank                                          3,700,000
06/17/98          Sumitomo Bank                                    11,300,000
06/18/98          Banca Popolare Di Milano                         15,900,000
06/19/98          Chase Manhattan Bank                             18,000,000
06/22/98          Credit Agricole                                  17,100,000
06/23/98          Sumitomo Bank                                    13,700,000
06/23/98          Sumitomo Bank                                     4,000,000
06/24/98          First Union National Bank                        14,800,000
06/25/98          Summit Bank                                      15,100,000
06/26/98          Banca Popolare Di Milano                         14,100,000
06/26/98          Summit Bank                                       4,000,000
06/29/98          Morgan Guaranty Trust                            13,800,000
06/29/98          Sumitomo Bank                                    17,700,000
06/30/98          Chase Manhattan Bank                             17,700,000
06/30/98          Fuji Bank                                         3,300,000






                                      -13-
JCP&L
-----

 Date             Bank                                                Amount
 ----             ----                                                ------
04/02/98          Sumitomo Bank                                     $23,000,000
04/03/98          Bank of New York                                   12,100,000
04/16/98          Chase Manhattan Bank                               20,000,000
04/17/98          Banca Popolare Di Milano                           10,200,000
04/20/98          Bank of New York                                    7,700,000
04/22/98          Bank of New York                                   12,500,000
04/29/98          Chase Manhattan Bank                                7,000,000
04/30/98          First Union National Bank                           1,500,000
05/06/98          Bank of New York                                   21,800,000
05/08/98          Banca Popolare Di Milano                            2,800,000
05/12/98          First Union National Bank                           7,500,000
05/13/98          Morgan Guaranty Trust                              20,300,000
05/14/98          Chase Manhattan Bank                               20,700,000
05/14/98          Citibank, N.A.                                      7,800,000
05/18/98          First Union National Bank                          26,000,000
05/19/98          Banca Popolare Di Milano                           18,800,000
05/21/98          Chase Manhattan Bank                               21,300,000
05/22/98          Chase Manhattan Bank                               14,700,000
05/26/98          Chase Manhattan Bank                               14,400,000
05/28/98          Chase Manhattan Bank                               14,700,000
05/29/98          Morgan Guaranty Trust                              10,000,000
06/01/98          Morgan Guaranty Trust                              10,000,000
06/02/98          Sumitomo Bank                                      11,900,000
06/03/98          Banca Popolare Di Milano                            8,900,000
06/03/98          Sumitomo Bank                                         700,000
06/04/98          First Union National Bank                           2,300,000
06/05/98          Chase Manhattan Bank                                5,900,000
06/05/98          Morgan Guaranty Trust                               6,600,000
06/09/98          Morgan Guaranty Trust                              13,400,000
06/10/98          Chase Manhattan Bank                               16,300,000
06/11/98          Citibank, N.A.                                     15,000,000
06/12/98          Morgan Guaranty Trust                               7,900,000
06/16/98          Mellon Bank                                         5,500,000
06/16/98          Morgan Guaranty Trust                               5,200,000
06/19/98          Chase Manhattan Bank                               20,000,000
06/22/98          Citibank, N.A.                                     15,000,000
06/23/98          Chase Manhattan Bank                               14,400,000
06/24/98          First Union National Bank                           6,500,000
06/24/98          Morgan Guaranty Trust                              24,800,000
06/25/98          Morgan Guaranty Trust                              11,200,000
06/26/98          Bank of New York                                   20,000,000
06/30/98          Chase Manhattan Bank                               26,600,000

Met-Ed

 Date           Bank                                                Amount
-----           ----                                                ------
04/01/98      Chase Manhattan Bank                              $ 9,500,0000
4/03/98       First Union National Bank                           7,300,0000
4/06/98       Banca Popolare Di Milano                             2,700,000
04/06/98      Chase Manhattan Bank                                 7,800,000
04/07/98      Banca Popolare Di Milano                            19,000,000
04/07/98      Chase Manhattan Bank                                 6,400,000
04/08/98      Chase Manhattan Bank                                 9,500,000
04/09/98      Summit Bank                                          7,400,000
04/09/98      Summit Bank                                         10,000,000
04/10/98      Citibank, N.A.                                      14,200,000
04/13/98      Chase Manhattan Bank                                 5,700,000
04/14/98      CoreStates Bank                                      7,800,000
04/16/98      Sumitomo Bank                                       12,700,000
04/17/98      Citibank, N.A.                                      12,100,000
04/21/98      First Union National Bank                              900,000
04/21/98      Summit Bank                                          7,400,000
04/22/98      Banca Popolare Di Milano                             7,000,000
04/22/98      Morgan Guaranty Trust                                7,200,000
04/23/98      Chase Manhattan Bank                                14,300,000
04/27/98      Morgan Guaranty Trust                               13,600,000
04/28/98      Morgan Guaranty Trust                               12,000,000
04/29/98      Sumitomo Bank                                        9,400,000
05/06/98      Banca Popolare Di Milano                             3,400,000
05/06/98      Morgan Guaranty Trust                               13,400,000
05/12/98      Chase Manhattan Bank                                16,600,000
05/14/98      Banca Popolare Di Milano                             5,400,000
05/15/98      Chase Manhattan Bank                                25,700,000
06/03/98      Chase Manhattan Bank                                20,000,000
06/05/98      Morgan Guaranty Trust                               23,700,000
06/11/98      Morgan Guaranty Trust                               21,300,000
06/16/98      First Union National Bank                            9,500,000
06/16/98      Morgan Guaranty Trust                               16,100,000
06/17/98      Morgan Guaranty Trust                               18,500,000
06/24/98      Morgan Guaranty Trust                               18,500,000
06/29/98      PNC Bank                                            25,800,000
06/30/98      Sumitomo Bank                                       17,700,000
06/30/98      Chase Manhattan Bank                                 5,700,000


Penelec
-------

Date             Bank                                         Amount
----             ----                                         ------
04/02/98         Banca Popolare Di Milano                 $  4,300,000
04/03/98         Sumitomo Bank                              12,300,000
04/06/98         Morgan Guaranty Trust                      22,800,000
04/07/98         Chase Manhattan Bank                       20,900,000
04/08/98         Chase Manhattan Bank                       15,200,000
04/09/98         Morgan Guaranty Trust                      17,000,000

-------

Date              Bank                                                  Amount
----                   ----                                             ------

04/10/98          First Union National Bank                        $   500,000
04/10/98          PNC Bank                                          23,100,000
04/13/98          Morgan Guaranty Trust                             17,700,000
04/14/98          CIBC                                              12,200,000
04/16/98          Morgan Guaranty Trust                             14,800,000
04/17/98          Morgan Guaranty Trust                              8,800,000
04/21/98          First Union National Bank                            500,000
04/22/98          Morgan Guaranty Trust                             12,600,000
04/23/98          Morgan Guaranty Trust                             12,100,000
04/24/98          Mellon Bank                                       19,700,000
04/27/98          Chase Manhattan Bank                              12,800,000
04/28/98          Mellon Bank                                        4,000,000
05/06/98          Morgan Guaranty Trust                             11,900,000
05/12/98          Chase Manhattan Bank                              16,400,000
05/13/98          Chase Manhattan Bank                              15,100,000
05/14/98          Morgan Guaranty Trust                              9,800,000
05/15/98          Morgan Guaranty Trust                             15,400,000
05/20/98          Morgan Guaranty Trust                              9,300,000
05/26/98          Citibank, N.A.                                     5,800,000
05/26/98          Morgan Guaranty Trust                             16,500,000
05/27/98          Morgan Guaranty Trust                             14,100,000
06/05/98          Morgan Guaranty Trust                             15,300,000
06/09/98          Morgan Guaranty Trust                             17,400,000
06/16/98          First Union National Bank                         10,000,000
06/16/98          Morgan Guaranty Trust                             14,700,000
06/17/98          Morgan Guaranty Trust                             25,700,000
06/24/98          Morgan Guaranty Trust                             23,100,000
06/29/98          Fuji Bank                                         20,000,000
06/29/98          Union Bank of Switzerland                          1,900,000
06/30/98          Summit Bank                                       15,300,000


                  To summarize the above transactions, at June 30, 1998 the GPU Companies had outstanding unsecured promissory notes pursuant to informal bank lines of credit as follows:



                  GPU                                    $127,000,000
                  JCP&L                                   126,400,000
                  Met-Ed                                   31,100,000
                  Penelec                                  55,600,000

                                    SIGNATURE
                                    ---------
                PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.
                                          GPU, INC.
                                          JERSEY CENTRAL POWER & LIGHT COMPANY
                                          METROPOLITAN EDISON COMPANY
                                          PENNSYLVANIA ELECTRIC COMPANY



                                          By: /s/ T. G. Howson
                                              ---------------------------------
                                          T. G. Howson
                                          Vice President and Treasurer


Date: July 14, 1998